Exhibit 2(k)(ii)

                             RECORDKEEPING AGREEMENT

     This RECORDKEEPING AGREEMENT (this "Agreement") is made as of this 15th day of December, 2000, by and between ING PILGRIM SENIOR INCOME FUND, a Delaware business trust, having its principal place of business at 7737 E. Doubletree Ranch Road, Scottsdale, AZ, 85258-2034 ("Fund"), and STATE STREET BANK AND TRUST COMPANY, a state chartered trust company organized and existing under the laws of the Commonwealth of Massachusetts, having its principal place of business at 225 Franklin Street, Boston, Massachusetts 02110 ("State Street").

     In consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

     1. APPOINTMENT OF RECORDKEEPING AGENT. Fund hereby constitutes and appoints State Street as Recordkeeping Agent for the Fund to perform certain accounting and recordkeeping functions related to portfolio transactions required of Fund as a registered investment company in compliance with Rule 31a of the Investment Company Act of 1940 ("1940 Act") and to calculate daily the Fund's net asset value.

     2. REPRESENTATIONS AND WARRANTIES OF FUND.

          A. Fund represents and warrants that it is a business trust duly organized as heretofore described and existing and in good standing under the laws of Delaware.

          B. Fund represents and warrants that it has the power and authority under applicable laws, its articles of incorporation and bylaws, and has taken all action necessary, to enter into and perform this Agreement.

          C. Fund represents and warrants that it has determined that the computerized recordkeeping systems to be used by State Street in maintaining accounting records of Fund hereunder, the "Portfolio Accounting System" and the "Loan Servicing System," are appropriate and suitable for Fund's needs.

          D. State Street may provide Fund, and its designated investment advisors, consultants or other third parties authorized by State Street who agree to abide by the terms of this Agreement ("Authorized Designees") with access on a remote basis to certain computer systems for the purpose of obtaining and analyzing reports and information (the "Remote Access Services"), on the following terms:

          In the absence of any other written agreement concerning such additional systems, the term "Remote Access Services" shall include, and this Agreement shall govern, the Fund's access to and use of any additional systems made available by State Street and/or accessed by the Fund.

          Fund agrees to comply, and to cause its Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security procedures as may be issued from time to time by State Street for use of the Remote Access Services. Fund agrees to advise State Street immediately in the event that it learns or has reason to believe that any person to whom Fund has given access to the Remote Access Services has violated or intends to violate the terms of this Agreement and will cooperate with State Street in seeking injunctive or other equitable relief. Fund agrees to discontinue use of the Remote Access Services, if requested, for any security reasons cited by State Street.

          The Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, knowhow, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to Fund by State Street as part of the Remote Access Services and all copyrights, patents, trade secrets and other proprietary rights of State Street related thereto are the exclusive, valuable and confidential property of State Street and its relevant licensors (the "Proprietary Information"). Fund agrees on its behalf and on behalf of its Authorized Designees to keep the Proprietary Information confidential and to limit access to its employees and Authorized Designees (under a similar duty of confidentiality) who require access to the Remote Access Services for the purposes intended. In the event of termination of this Agreement, Fund will return to State Street all copies of documentation and other Proprietary Information in its possession or in the possession of its Authorized Designees. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

          Fund agrees to use the Remote Access Services only in connection with the proper purposes of this Agreement. Fund will not, and will cause its employees and Authorized Designees not to, (i) permit any third party to use the Remote Access Services, (ii) sell, rent, license or otherwise use the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Agreement, (iii) use the the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street's databases, including data from third party sources, available through use of the Remote Access Services, to be redistributed or retransmitted for other than use for or on behalf of Fund, as State Street's Customer.

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          Fund will not, and will cause its employees and  Authorized  Designees not to, modify the Remote Access Services in any way, enhance or otherwise create derivative works based upon the Remote Access Services, nor will Fund or its Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the Remote Access Services.

          Fund acknowledges that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

          State Street represents and warrants that it is the owner of and has the right to grant access to the Remote Access Services contemplated herein. Because of the nature of computer information technology and the necessity of relying upon third party sources, and data and pricing information obtained from third parties, the Remote Access Services are provided "AS IS", and Fund and its Authorized Designees shall be solely responsible for the investment decisions, regulatory reports and statements produced using the Remote Access Services. State Street and its relevant licensors will not be liable to Fund or its Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the Remote Access Services, nor shall either party be responsible for delays or nonperformance under this Agreement arising out of any cause or event beyond such party's control.

          EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, STATE STREET FOR ITSELF AND ITS RELEVANT LICENSORS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          State Street will defend or, at its option, settle any claim or action brought against Fund to the extent that it is based upon an assertion that access to or use of the Remote Access Services by Fund under this Agreement constitutes direct infringement of any United States patent or copyright or misappropriation of a trade secret, provided that Fund notifies State Street promptly in writing of any such claim or proceeding and cooperates with State Street in the defense of such claim or proceeding. Should the Remote Access Services or any part

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
          thereof become, or in State Street's opinion be likely to become, the subject of a claim of infringement or the like under the patent or copyright or trade secret laws of the United States, State Street shall have the right, at State Street's sole option, to (i) procure for Fund the right to continue using the Remote Access Services, (ii) replace or modify the Remote Access Services so that the Remote Access Services becomes noninfringing, or (iii) terminate the Remote Access Services without further obligation.

     3. REPRESENTATION AND WARRANTIES OF STATE STREET.

          A. It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

          B. It has the requisite power and authority under applicable laws, by its charter and bylaws, and by agreement to enter into this Agreement and has taken all action necessary to enter into and perform the services contemplated herein and this Agreement has been duly executed and delivered by State Street and constitutes a legal, valid and binding obligation of State Street, enforceable in accordance with its terms.

     4. DELIVERY OF ACCOUNTS AND RECORDS; RELIANCE BY STATE STREET.

          A. Fund shall turn over to State Street all of Fund's accounts and records previously maintained. State Street shall be entitled to rely conclusively on the completeness and correctness of the accounts and records turned over to it by Fund and Fund shall indemnify and hold State Street harmless of and from any and all expenses, damages and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such accounts and records or in the failure of Fund to provide any portion of such or to provide in a timely manner any other information needed by State Street to perform its function hereunder.

     5. DUTIES AND RESPONSIBILITIES OF STATE STREET.

          A. State Street, with the direction and as interpreted by the Fund or Fund's accountants and/or other advisors, will prepare and maintain in complete, accurate, and current form all accounts and records needed to be maintained as a basis for calculation of the Fund's net asset value and as further agreed upon by the parties in writing, and will preserve such records in the manner and for the periods required by the 1940 Act or such longer period as the parties may agree upon in writing.

          B. Unless the information necessary to perform the above functions is furnished in writing or its electronic or digital equivalent to State Street prior to the next close of the New York Stock Exchange and calculation of the Fund's net asset value, State

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
               Street shall incur no liability and the Fund shall indemnify and hold State Street harmless from and against any liability in connection therewith.

          C. It shall be the responsibility of Fund to furnish State Street with the declaration, record and payment dates and amounts of any dividends or income and any other special actions required concerning the assets in the portfolio when such information is not readily available from generally accepted securities industry services or publications or documents in State Street's possession.

          D. The accounts and records maintained and preserved by State Street shall be the property of the Fund and shall be made available to the Fund for inspection or reproduction within a reasonable time, upon demand.

          E. State Street shall assist Fund's independent accountants, or upon approval of Fund or upon demand, any regulatory body, in any requested review of Fund's accounts and records maintained by State Street but shall be reimbursed by Fund for all expenses and employee time invested in any such review outside of routine and normal periodic reviews.

          F. Upon receipt from Fund of any necessary information, State Street shall provide information from the books and records it maintains for Fund that Fund needs for tax returns, questionnaires, or periodic reports to shareholders and such other reports and information requests as Fund and State Street shall agree upon from time to time.

          G. State Street and Fund may from time to time adopt procedures as they agree upon, and State Street may conclusively assume that any procedure approved by Fund, or directed by Fund, does not conflict with or violate any requirements of Fund's prospectus, declaration of trust, bylaws, or any rule or regulation of any applicable regulatory body or governmental agency. Fund shall be responsible to notify State Street of any changes in statutes, rules, requirements, or policies which may necessitate changes in State Street's responsibilities or procedures.

          H. State Street will calculate the Fund's net asset value in accordance with the Fund's prospectus once daily. State Street will price the securities and foreign currency holdings of the Portfolios for which market quotations are available by the use of outside services designated by Fund which are normally used and contracted with for this purpose; all other securities and foreign currency holdings and all loans and interests in loans held by the Fund will be priced in accordance with Fund's instructions.
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
     6. LIMITATION OF LIABILITY OF STATE STREET.

          A. State Street shall not be responsible or liable for, and Fund shall indemnify and hold State Street harmless from and against, any loss or liability arising out of State Street's action or omission to act pursuant hereto, except for any loss or damage arising from any negligent act or willful misconduct of State Street. The Fund agrees to minimize any potential monetary loss(es) by reprocessing shareholder transactions or employing any other customary procedures to reduce such monetary loss(es). Neither party shall be liable to the other for consequential, special, or punitive damages. State Street may request and obtain the advice and opinion of counsel for Fund or its own counsel at the expense of Fund with respect to questions or matters of law, and it shall be without liability to Fund for any action taken or omitted by it in good faith, in conformity with such advice or opinion.

          B. State Street may rely upon the advice and statements of Fund, its distributor, its management company and its accountants, officers and other authorized individuals (as provided by corporate resolution to State Street) and others believed by it in good faith to be expert in matters upon which they are consulted. Actions or inaction taken in reliance on such advice and statements shall not be considered "negligent" and State Street shall not be liable for any actions taken in good faith upon such advice and statements.

          C. If Fund requests State Street in any capacity to take any action which involves the payment of money by it, or which in State Street's opinion might make it liable for payment of money or in any other way, State Street shall be and be kept indemnified by Fund in an amount and form satisfactory to State Street against any liability on account of such action; provided, however that State Street shall not be obligated to expend its own moneys or to take any such action except in State Street's sole discretion.

          D. State Street shall be entitled to receive and Fund agrees to pay to State Street, on demand, reimbursement for such cash disbursements, costs and expenses as may be agreed upon in writing from time to time by State Street and Fund.

          E. State Street shall be protected in acting hereunder upon any instructions, advice, notice, request, consent, certificate or other instrument or paper appearing to it to be genuine and to have been properly executed and shall, unless otherwise specifically provided herein, be entitled to receive as conclusive proof of any fact or matter required to be ascertained from Fund as determined by State Street, instructions or a

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
               certificate signed by Fund's President or other officer of Fund as requested by State Street.

          F. Without limiting the generality of the foregoing, State Street shall be under no duty or obligation to inquire into, and shall not be liable for:

                (i) The validity of the issue of any assets  purchased by or for
                    Fund, or the legality of the purchase thereof, the validity, completeness, correctness or sufficiency of any loan documents, the sufficiency of the evidence of ownership of any assets of Fund, or the propriety of the decision to purchase or amount paid for any assets;

               (ii) The  legality  of the sale of any assets by or for Fund,  or the propriety of the amount for which the same are sold;

              (iii) The legality of the issue or sale of any shares of Fund,  or the sufficiency of the amount to be received therefore;

               (iv) The legality of the  repurchase  or redemption of any shares of Fund, or the propriety of the amount to be paid therefore; or

                (v) The legality of the  declaration of any dividend by Fund, or the legality of the issue of any shares of Fund in payment of any dividend.

          G. State Street shall not be liable for, or considered to be the custodian of, any money represented by any check, draft, wire transfer, clearing house funds, uncollected funds, or instrument for the payment of money received by it on behalf of Fund, until State Street actually receives such money, provided only that it shall advise Fund promptly if it fails to receive any such moneys in the ordinary course of business, and use reasonable efforts and cooperate with Fund toward the end that such money shall be received.

          H. Notwithstanding anything herein to the contrary, it is expressly understood and agreed that State Street shall have no responsibility to Fund, the Fund's shareowners or any other person or entity for moneys or securities of Fund held by banks or trust companies as custodians in the absence of negligence or willful misconduct of State Street.

          I. State Street shall not use any information made available to it under the terms of this Agreement for any purpose other than complying with its duties and responsibilities under this Agreement or as specifically authorized by Fund in writing to State Street.

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     7. FORCE  MAJEURE.  State Street shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; or inability to obtain labor, material, equipment or transportation; nor shall any such failure or delay give Fund any additional right to terminate this Agreement.

     8. COMPENSATION. Fund shall pay to State Street such compensation at such time as may from time to time be agreed upon in writing by State Street and Fund. Fund shall also reimburse State Street for all out-of-pocket expenses incurred by State Street in connection with services performed pursuant to this Agreement.

     9. PROCEDURES. State Street and Fund may from time to time adopt procedures as they agree upon, and State Street may conclusively assume that any procedure approved or directed by Fund or its accountants or other advisors does not conflict with or violate any requirements of Fund's prospectus, articles of incorporation, bylaws, any applicable law, rule or regulation, or any order, decree or agreement by which the Fund may be bound.

     10. TERMINATION. This Agreement shall continue in effect until terminated by either party by notice in writing received by the other party not less than ninety (90) days prior to the date upon which such termination shall take effect. Upon termination of this Agreement:

          A. Fund shall pay to State Street its fees and compensation due hereunder and its reimbursable disbursements, costs and expenses paid or incurred to such date.

          B. Fund shall designate a successor (which may be Fund) by notice in writing to State Street on or before the termination date.

          C. State Street shall deliver to the successor, or if none has been designated, to Fund, at State Street's office, all records, funds and other properties of Fund deposited with or held by State Street hereunder. In the event that neither a successor nor Fund takes delivery of all records, funds and other properties of Fund by the termination date, State Street's sole obligation with respect thereto from the termination date until delivery to a successor or Fund shall be to exercise reasonable care to hold the same in custody in its form and condition as of the termination date, and State Street shall be entitled to reasonable compensation therefor, including but not limited to all of its out-of-pocket costs and expenses incurred in connection therewith.

     11. NOTICES. Notices, requests, instructions and other writings, in the form of letters, facsimiles, transmissions or electronic mail ("Writings") received by Fund at 7737 E. Doubletree Ranch Road, Scottsdale, AZ, 85258-2034 , or at such address as Fund may have designated to State Street in writing, shall be deemed to have been properly given to Fund hereunder; and notices, requests,

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instructions  and other Writings  received by State Street at its offices at 801
Pennsylvania, Kansas City, MO 64105, or to such other address as it may have designated to Fund in writing, shall be deemed to have been properly given to State Street hereunder.

     12. LIMITATION OF LIABILITY. Notice is hereby given that a copy of Fund's trust agreement and all amendments thereto is on file with the Secretary of State of the state of its organization; that this Agreement has been executed on behalf of Fund by the undersigned duly authorized representative of Fund in his/her capacity as such and not individually; and that the obligations of this Agreement shall only be binding upon the assets and property of Fund and shall not be binding upon any trustee, officer or shareholder of Fund individually.

     13. MISCELLANEOUS.

          A. This Agreement is executed and delivered in the Commonwealth of Massachusetts and shall be governed by the laws of said state.

          B. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

          C. No provisions of the Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

          D. The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effort.

          E. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          F. If any part, term or provision of this Agreement is determined to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

          G. This Agreement may not be assigned by either party without prior written consent in writing of the other party.

          H. The representations and warranties, the indemnification extended hereunder, and the provisions of Section 2.D. and 2.E. are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

          I. This Agreement does not in any way affect any other agreements entered into between the parties hereto.

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     IN WITNESS  WHEREOF,  the parties have caused this Agreement to be executed by their respective and duly authorized corporate or trust officers.


STATE STREET BANK AND TRUST COMPANY


By: /s/ Robert G. Triano
   --------------------------------

Name: Robert G. Triano
     ------------------------------

Title: Vice President
      -----------------------------



ING PILGRIM SENIOR INCOME FUND


By: /s/ Daniel A. Norman
   --------------------------------
   Daniel A. Norman
   Senior Vice President

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